Exhibit 3.10

FILED	FILING FEE- 75.00
IN THE OFFICE OF THE	SCHRECK, JONES, BERNHARD
SECRETARY OF STATE OF THE	ET AL
STATE OF NEVADA	600 E. CHARLESTON
JUL 01 1988	LAS VEGAS, NV89104

ARTICLES OF INCORPORATION

OF

VIRGIN RIVER CASINO CORPORATION

The undersigned, organizer, for the purpose of forming a corporation, pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby certifies and adopts the following Articles of Incorporation.

ARTICLE I
NAME

The name of the corporation shall be Virgin River Casino Corporation.

ARTICLE II
PRINCIPAL OFFICE

The location of the principal office of the corporation in the State of Nevada is 600 East Charleston Boulevard, Las Vegas, Nevada, and the resident agent of the corporation shall be the law firm of Schreck, Jones, Bernhard, Woloson & Godfrey, 600 E. Charleston Blvd., Las Vegas, Nevada 89104.  The corporation may also maintain an office or offices at such other place or places, either within or without the State of Nevada, as may be determined, from time to time, by the Board of Directors.

ARTICLE III
PURPOSES

The purpose for which this corporation is organized is to engage in any business or activity not forbidden by law or these Articles of Incorporation.

ARTICLE IV
CAPITAL STOCK

Section 1.                                            Authorized Shares.  The aggregate number of shares which the corporation shall have authority to issue shall consist of a single class of Twenty-Five Hundred (2500) shares of common stock without par value.

Section 2.                                            Consideration for Shares.  The common stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.  In the absence of fraud, the judgment of the directors as to the value of any property received in full or partial payment for shares shall be conclusive.

ARTICLE V
DIRECTORS AND OFFICERS

Section 1.                                            Number and Initial Members.  The members of the governing board of the corporation shall be styled directors.  Pursuant to Nevada Revised Statutes § 78.115, the number of directors shall be at least one (1).  The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.  The names and post office address of the director constituting the first board of directors, which shall be one (1) in number, is:

NAME	ADDRESS
Robert Randolph Black	600 East Charleston Blvd. Las Vegas, Nevada 89104

Section 2.                                            Limitation of Personal Liability.  No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for:

(a)                                  Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)                                 The payment of dividends in violation of Nevada Revised Statutes 78.300.

Section 3.                                            Indemnification.  The corporation may provide in its bylaws or by agreement, to the extent permitted by the laws of the-.State of Nevada, for the indemnification of, and the advancement of expenses for, any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

ARTICLE VI
ASSESSMENT OF STOCK

The capital stock of this corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid up shall ever be assessable or assessed.  The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the corporation and shall not be liable for assessments to restore impairments in the capital of the corporation.

ARTICLE VII
INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation is as follows:

NAME	ADDRESS
Kenneth A. Woloson, Esq.	600 East Charleston Blvd Las Vegas, Nevada 89104

ARTICLE VIII

TERM

The corporation shall have perpetual existence.

IN WITNESS WHEREOF, I have hereunto executed these Articles of Incorporation this 29th day of June, 1988.

/s/ Kenneth A. Woloson
Kenneth A. Woloson, Esq.

ACKNOWLEDGMENT

STATE OF NEVADA COUNTY OF CLARK	}ss.

On this 29th day of June, 1988, before me, the undersigned, personally appeared Kenneth A. Woloson, known to me to be the person described in and who executed the foregoing instrument and who acknowledged that he executed the same.

/s/ Mary A. Bonadurer
Notary Public-State of Nevada COUNTY OF CLARK MARY A. BONADURER My Appointment Expires March 4, 1992	NOTARY PUBLIC